Exhibit 99.1

News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2012
FOURTH QUARTER AND FULL YEAR RESULTS

Significant Increase in Quarterly Earnings — Substantially Improved Credit Quality —
Stable Net Interest Margin — Strong Fee-Based Revenue Growth

ITASCA, IL, January 23, 2013 — Today, First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for the fourth quarter of 2012. Net income applicable to common shares for the fourth quarter of 2012 was $13.0 million, or $0.18 per share. This compares to a net loss applicable to common shares of $47.8 million, or $0.65 per share, for the third quarter of 2012 and net income applicable to common shares of $3.9 million, or $0.05 per share, for the fourth quarter of 2011.

For the full year of 2012, the Company had a net loss applicable to common shares of $20.7 million, or $0.28 per share. This compares to net income applicable to common shares of $25.4 million, or $0.35 per share, for the year ended December 31, 2011.

“2012 was a year of transition,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Through aggressive remediation, we met our goal of substantially reducing problem assets. While impactful to earnings, these steps greatly improved our credit risk profile. At the same time, core earnings remained solid in a tough business environment. Investments made to enhance and align our sales and operations teams contributed to diversified, underlying loan growth, significantly greater fee-based revenues, and balanced expense control.”

Mr. Scudder continued, “As a result of these actions, we enter 2013 a much stronger company. Continued business momentum, lower credit costs, and control of spending will serve to strengthen earnings. While evolving regulatory expectations and low interest rates will present challenges, our strong capital base, augmented by improved earnings, leaves us well positioned to pursue opportunities for growth and return value to our shareholders.”

SELECT HIGHLIGHTS

Operating Performance for the Fourth Quarter

•                  Net income applicable to common shares of $13.0 million, or $0.18 per share, compared to a net loss of $0.65 per share for the third quarter of 2012, and net income of $0.05 per share for the fourth quarter of 2011.

•                  Fee-based revenues of $26.7 million, up 9.8% from the third quarter of 2012 and 12.0% from the fourth quarter of 2011.

•                  Net interest margin of 3.84%, stable compared to the third quarter of 2012.

•                  Total loans, excluding covered loans, of $5.2 billion, grew by $101.6 million from December 31, 2011.

Credit and Capital as of December 31, 2012

•                  Non-accrual loans of $84.5 million declined 15.1% from September 30, 2012 and 54.9% from December 31, 2011.

•                  Allowance for credit losses to loans, including covered loans, of 1.91%, compared to 1.93% at September 30, 2012.

•                  Allowance for credit losses to non-accrual loans, excluding covered loans, of 107%, up from 96% at September 30, 2012.

•                  Tier 1 common capital to risk-weighted assets of 9.33%, an increase of 40 basis points from September 30, 2012.

Significant Fourth Quarter Events

•                  Completed bulk loan sales, resulting in a gain, less commissions and other selling expenses, of $2.6 million.

•                  Repurchased $4.3 million of 6.95% junior subordinated debentures and $12.0 million of 5.85% subordinated notes.

•                  Recognized as a Chicago Tribune Top Workplace for the third consecutive year.

OPERATING PERFORMANCE

Operating Performance Highlights

(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income (loss)	$13,216	$(48,527)	$6,924	$(21,054)	$36,563
Net income (loss) applicable to common shares	$13,022	$(47,812)	$3,877	$(20,748)	$25,437
Diluted earnings (loss) per common share	$0.18	$(0.65)	$0.05	$(0.28)	$0.35
Return on average common equity	5.50%	(19.36)%	1.60%	(2.14)%	2.69%
Return on average assets	0.65%	(2.35)%	0.34%	(0.26)%	0.45%
Net interest margin	3.84%	3.83%	3.95%	3.86%	4.04%
Loans, excluding covered loans, at period end	$5,189,676	$5,218,345	$5,088,113	$5,189,676	$5,088,113
Average transactional deposits (1)	$5,276,919	$5,247,485	$4,866,800	$5,107,966	$4,755,111

(1)                       Comprised of demand deposits and interest-bearing transactional accounts.

SIGNIFICANT FOURTH QUARTER EVENTS

Loan Sales

During the fourth quarter of 2012, the Company disposed of $172.5 million in original carrying value of certain non-performing and performing potential problem loans through multiple bulk loan sales. These transactions resulted in proceeds of $94.5 million and a gain, less commissions and other selling expenses, of $2.6 million.

Retirement of Debt

During the fourth quarter of 2012, the Company repurchased and retired $4.3 million of 6.95% junior subordinated debentures at a premium of 3.0% and $12.0 million of 5.85% subordinated notes at a premium of 5.0%. These transactions resulted in the recognition of a pre-tax loss of $814,000 and will reduce future annual interest expense by approximately $1.0 million.

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Income (loss) before income tax expense	$19,410	$(85,520)	$7,220	$(49,936)	$41,071
Provision for loan losses	5,593	111,791	21,902	158,052	80,582
Pre-tax, pre-provision earnings	25,003	26,271	29,122	108,116	121,653
Adjustments to Pre-Tax, Pre-Provision Earnings
Net securities gains (losses)	88	(217)	(110)	(921)	2,410
Net losses on sales and valuation adjustments of other real estate owned (“OREO”), excess properties, assets held-for sale, and other	(1,864)	(3,280)	(1,425)	(7,974)	(10,797)
Gain, less related expenses, on bulk loan sales	2,639	—	—	2,639	—
Accelerated amortization of FDIC indemnification asset	(2,705)	(4,000)	—	(6,705)	—
Gains on acquisitions, net of integration costs	(588)	3,074	1,076	2,486	1,076
Losses on early extinguishment of debt	(814)	—	—	(558)	—
Severance-related costs	—	(840)	(2,000)	(1,155)	(2,269)
Total adjustments	(3,244)	(5,263)	(2,459)	(12,188)	(9,580)
Pre-tax, pre-provision operating earnings	$28,247	$31,534	$31,581	$120,304	$131,233

(1)                       The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in assessing the Company’s operating performance. Although it is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $28.2 million for the fourth quarter of 2012 decreased from the third quarter of 2012 and the fourth quarter of 2011. These reductions were driven mainly by lower net interest income and higher noninterest expense, excluding certain non-operating items, which was partially offset by gains on mortgage loan sales and an increase in other fee-based revenues.

For the full year of 2012, pre-tax, pre-provision operating earnings declined $10.9 million compared to 2011, resulting primarily from a reduction in net interest income, and was partially mitigated by an increase in fee-based revenues, gains on mortgage loan sales, and the recognition of net trading income for 2012 compared to losses for 2011.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2012			September 30, 2012			December 31, 2011
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Federal funds sold and other interest-earning assets investments	$562,288	$345	0.24	$435,528	$265	0.24	$718,631	$450	0.25
Trading securities	15,597	94	2.41	15,389	25	0.65	13,420	92	2.74
Investment securities (1)	1,144,997	10,154	3.55	1,220,654	10,841	3.55	1,069,844	11,224	4.20
Federal Home Loan Bank and Federal Reserve Bank stock	47,232	349	2.96	47,111	341	2.90	58,187	341	2.34
Loans held-for-sale	53,808	323	2.39	—	—	—	—	—	—
Loans, excluding covered loans (1)	5,160,576	62,192	4.79	5,353,911	64,289	4.78	5,085,792	63,202	4.93
Covered interest-earning assets (2)	248,971	3,975	6.35	276,180	3,223	4.64	343,479	6,787	7.84
Total interest-earning assets (1)	7,233,469	77,432	4.26	7,348,773	78,984	4.28	7,289,353	82,096	4.47
Cash and due from banks	122,328			128,714			116,166
Allowance for loan losses	(103,302)			(118,925)			(133,824)
Other assets	886,748			868,551			870,808
Total assets	$8,139,243			$8,227,113			$8,142,503
Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,468,397	903	0.10	$3,394,675	898	0.11	$3,253,579	1,029	0.13
Time deposits	1,447,918	2,832	0.78	1,498,993	3,228	0.86	1,688,971	4,933	1.16
Borrowed funds	185,390	497	1.07	189,835	507	1.06	252,839	670	1.05
Senior and subordinated debt	214,764	3,445	6.38	231,156	3,691	6.35	187,488	3,047	6.45
Total interest-bearing liabilities	5,316,469	7,677	0.57	5,314,659	8,324	0.62	5,382,877	9,679	0.71
Demand deposits	1,808,522			1,852,810			1,613,221
Total funding sources	7,124,991			7,167,469			6,996,098
Other liabilities	73,077			77,062			73,721
Stockholders’ equity - common	941,175			982,582			961,500
Stockholders’ equity - preferred	—			—			111,184
Total liabilities and stockholders’ equity	$8,139,243			$8,227,113			$8,142,503
Net interest income/margin (1)		$69,755	3.84		$70,660	3.83		$72,417	3.95

(1)                       Revenue from tax-exempt securities and investments that receive tax credits is presented on a basis comparable to taxable securities and investments. Consequently, interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in assessing the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)                       Covered interest-earning assets consist of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

For the fourth quarter of 2012, average interest-earning assets declined $115.3 million from the third quarter of 2012 and $55.9 million from the fourth quarter of 2011. The linked-quarter decline in average loans was impacted by the transfer of loans to held-for-sale at the end of the third quarter of 2012 and the accelerated resolution of certain credits in the fourth quarter of 2012. In addition, $37.1 million of mortgage loans outstanding at September 30, 2012 were sold during the fourth quarter of 2012. Compared to December 31, 2011, a reduction in federal funds sold and other interest-earning assets and covered interest-earning assets more than offset a rise in investment securities and increased loan balances.

Average funding sources for the fourth quarter of 2012 were $42.5 million lower than the third quarter of 2012 and up $128.9 million from the fourth quarter of 2011. Seasonal declines in public demand deposits primarily contributed to the decrease in average funding sources from the third quarter of 2012. Compared to the fourth quarter of 2011, the increase in average demand and interest-bearing transaction deposits reflects acquisition activity that occurred in December 2011 and August 2012.

Tax-equivalent net interest margin for the current quarter was 3.84%, remaining stable compared to the third quarter of 2012 and declining 11 basis points compared to the fourth quarter of 2011. The decrease compared to December 31, 2011 was driven by a decline in market interest rates, which contributed to lower yields earned on investment securities and loans, and was mitigated by a reduction in rates paid on retail time deposits.

Interest earned on covered assets is generally recognized through the accretion of the discount taken on expected future cash flows. Changes in the yield on covered interest-earning assets from the third quarter of 2012 and the fourth quarter of 2011 were driven by revised estimates of future cash flows and accelerated amortization of the FDIC indemnification asset. In addition, the yield for the fourth quarter of 2011 benefited from the resolution of certain loans where the cash proceeds exceeded estimates.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2012 Percent Change From
	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Service charges on deposit accounts	$9,689	$9,502	$9,957	2.0	(2.7)
Wealth management fees	5,590	5,415	5,052	3.2	10.6
Other service charges, commissions, and fees	6,177	4,187	3,877	47.5	59.3
Card-based fees	5,274	5,246	4,971	0.5	6.1
Total fee-based revenues	26,730	24,350	23,857	9.8	12.0
Net trading gains (1)	116	685	919	(83.1)	(87.4)
Bank-owned life insurance (“BOLI”) and other income	815	1,027	893	(20.6)	(8.7)
Total operating revenues	27,661	26,062	25,669	6.1	7.8
Net securities gains (losses)	88	(217)	(110)	N/M	N/M
Gain on bulk loan sales	5,153	—	—	100.0	100.0
Losses on early extinguishment of debt	(814)	—	—	(100.0)	(100.0)
Gains on acquisitions	—	3,289	1,076	(100.0)	(100.0)
Total noninterest income	$32,088	$29,134	$26,635	10.1	20.5

N/M — Not meaningful.

(1)                       Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total fee-based revenues for the fourth quarter of 2012 grew 9.8% compared to the third quarter of 2012 and 12.0% from the fourth quarter of 2011. The increase in fee-based revenues from both prior periods presented was attributed primarily to gains on mortgage loan sales, an increase in service charges on business checking accounts, and higher debit card income. An increase in merchant fees driven by higher processing volumes also contributed to the growth compared to December 31, 2011.

As described in the “Significant Quarter Events” section, the Company completed bulk loan sales of certain non-performing and performing potential problem loans, which resulted in a gain, before commissions and other selling expenses, of $5.2 million. In addition, a pre-tax loss of $814,000 was recognized on the repurchase and retirement of junior subordinated debentures and subordinated notes during the fourth quarter of 2012.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2012 Percent Change From
	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011

Salaries and wages	$27,036	$26,064	$26,380	3.7	2.5
Nonqualified plan expense (1)	205	817	1,208	(74.9)	(83.0)
Retirement and other employee benefits	6,787	6,230	7,632	8.9	(11.1)
Total compensation expense	34,028	33,111	35,220	2.8	(3.4)
Net losses on sales and valuation adjustments of OREO	31	2,025	1,425	(98.5)	(97.8)
Net OREO operating expense	1,294	1,183	1,540	9.4	(16.0)
Total OREO expense	1,325	3,208	2,965	(58.7)	(55.3)
Loan remediation costs	5,654	3,206	4,846	76.4	16.7
Other professional services	4,761	3,459	3,180	37.6	49.7
Total professional services	10,415	6,665	8,026	56.3	29.8
Net occupancy and equipment expense	8,747	8,108	7,681	7.9	13.9
Technology and related costs	3,231	2,906	2,876	11.2	12.3
FDIC premiums	1,763	1,785	1,758	(1.2)	0.3
Advertising and promotions	1,744	1,427	1,239	22.2	40.8
Merchant card expense	2,192	2,272	1,849	(3.5)	18.6
Other expenses	7,457	6,641	4,977	12.3	49.8
Accelerated amortization of FDIC indemnification asset	2,705	4,000	—	(32.4)	100.0
Total noninterest expense	$73,607	$70,123	$66,591	5.0	10.5

(1)	Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements.

Total noninterest expense for the fourth quarter of 2012 increased 5.0% compared to the third quarter of 2012 and 10.5% compared to the fourth quarter of 2011.

Salaries and wages increased from the third quarter of 2012 due to a decrease in deferred salaries resulting from lower new loan volume, short-term staffing costs associated with the FDIC-assisted acquisition of Waukegan Savings Bank (“Waukegan Savings”), and higher short-term incentive compensation expense. This was partially mitigated by a reduction in general salaries expense from fewer full time employees.

For the quarter ended December 31, 2011, a $1.3 million correction of the 2010 actuarial pension expense calculation drove higher retirement and employee benefit expenses compared to December 31, 2012. The fourth quarter of 2012 also reflects an increase in post-employment benefits expense.

OREO expenses declined from both prior periods presented due to a gain on the sale of a vacant commercial lot during the fourth quarter of 2012. In addition, the elevated levels of valuation adjustments during the third quarter of 2012 resulted from declines in the values of one commercial property and one vacant land parcel.

Fourth quarter 2012 loan remediation costs were elevated due to expenses of $2.5 million related to the previously discussed bulk loan sales. This increase in expense was partially mitigated by declines in real estate taxes paid on non-performing loans in the fourth quarter of 2012.

Other professional services increased compared to the third quarter of 2012 and the fourth quarter of 2011 due to higher personnel recruitment expenses, the acceleration of certain capitalized costs, and increased attorney fees related to various legal proceedings.

Net occupancy and equipment expense increased from both prior periods presented driven by the timing of general improvements to facilities and equipment, operating expenses for former Waukegan Savings branches prior to conversion, and increased real estate tax expenses. These expenses were partially offset by lower utilities costs from mild weather conditions.

Higher technology and related costs for the fourth quarter of 2012 resulted from conversion expenses related to Waukegan Savings.

The accelerated amortization of the FDIC indemnification asset results from an adjustment in the timing and amount of future cash flows expected to be received from the FDIC under the loss sharing agreements based on management’s periodic estimates of future cash flows from covered loans. This charge benefited the yield on covered interest earning assets in the fourth quarter of 2012 and is expected to result in higher interest income on covered assets in future periods.

Valuation adjustments of $1.3 million on a former banking office transferred to OREO in the fourth quarter of 2012 contributed to the variance from both prior periods presented.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			December 31, 2012 Percent Change From
	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Corporate:
Commercial and industrial	$1,631,474	$1,610,169	$1,458,446	1.3	11.9
Agricultural	268,618	259,787	243,776	3.4	10.2
Commercial real estate:
Office	474,717	484,215	444,368	(2.0)	6.8
Retail	368,796	356,093	334,034	3.6	10.4
Industrial	489,678	490,023	520,680	(0.1)	(6.0)
Multi-family	285,481	309,509	288,336	(7.8)	(1.0)
Residential construction	61,462	61,920	105,836	(0.7)	(41.9)
Commercial construction	124,954	136,509	144,909	(8.5)	(13.8)
Other commercial real estate	773,121	780,712	888,146	(1.0)	(13.0)
Total commercial real estate	2,578,209	2,618,981	2,726,309	(1.6)	(5.4)
Total corporate loans	4,478,301	4,488,937	4,428,531	(0.2)	1.1
Consumer:
Home equity loans	390,033	397,506	416,194	(1.9)	(6.3)
1-4 family mortgages	282,948	292,908	201,099	(3.4)	40.7
Installment loans	38,394	38,994	42,289	(1.5)	(9.2)
Total consumer loans	711,375	729,408	659,582	(2.5)	7.9
Total loans, excluding covered loans	5,189,676	5,218,345	5,088,113	(0.5)	2.0
Covered loans	197,894	216,610	260,502	(8.6)	(24.0)
Total loans	$5,387,570	$5,434,955	$5,348,615	(0.9)	0.7

Total loans, excluding covered loans, of $5.2 billion declined modestly compared to September 30, 2012, as continued growth in the commercial and industrial (“C&I”) and agricultural portfolios was more than offset by the accelerated resolution of certain credits. In addition, $37.1 million of mortgage loans outstanding at September 30, 2012 were sold during the fourth quarter of 2012.

Compared to December 31, 2011, total loans, excluding covered loans, increased $101.6 million, reflecting growth primarily in the C&I, agricultural, and 1-4 family portfolios. Loans acquired in the Waukegan Savings transaction during the third quarter of 2012 and continued origination efforts drove the rise in 1-4 family mortgages. During the previous twelve months, decreases in the construction portfolios were mostly driven by efforts to reduce lending exposure to less favorable categories. The completion of the bulk loan sales during the fourth quarter of 2012 resulted in the disposition of $172.5 million in original carrying value of certain non-performing and performing potential problem loans, which also contributed to declines across the loan portfolio.

Asset Quality Indicators by Category

(Dollar amounts in thousands)

	Performing Loans
	Pass	Special Mention	Substandard	Total	Non-accrual Loans	Total Loans
December 31, 2012
Commercial and industrial	$1,558,932	$37,833	$8,768	$1,605,533	$25,941	$1,631,474
Agricultural	267,114	331	—	267,445	1,173	268,618
Commercial real estate:
Office, retail, and industrial	1,235,950	57,271	16,746	1,309,967	23,224	1,333,191
Multi-family	282,126	1,921	—	284,047	1,434	285,481
Residential construction	33,392	11,870	11,588	56,850	4,612	61,462
Commercial construction	95,567	14,340	14,174	124,081	873	124,954
Other commercial real estate	712,702	14,056	30,149	756,907	16,214	773,121
Total commercial real estate	2,359,737	99,458	72,657	2,531,852	46,357	2,578,209
Total corporate loans	4,185,783	137,622	81,425	4,404,830	73,471	4,478,301
Consumer loans	700,312	—	—	700,312	11,063	711,375
Total loans	$4,886,095	$137,622	$81,425	$5,105,142	$84,534	$5,189,676
Changes from:
September 30, 2012	(0.3)%	(4.9)%	14.4%	(0.3)%	(15.1)%	(0.5)%
December 31, 2011	8.6%	(50.2)%	(35.7)%	4.2%	(54.9)%	2.0%

The combination of special mention loans and substandard loans was consistent with September 30, 2012 and declined $184.2 million, or 45.7%, from December 31, 2011. The improvement from December 31, 2011 was driven by the completion of the bulk loan sales during the fourth quarter of 2012, in addition to ongoing remediation activities. As of December 31, 2012, special mention, substandard, and non-accrual loans totaled $303.6 million, compared to $577.8 million at December 31, 2011.

Asset Quality

(Dollar amounts in thousands)

	As Of			December 31, 2012 Percent Change From
	December 31, 2012	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Asset quality, excluding covered loans and covered OREO (1)
Non-accrual loans	$84,534	$99,579	$187,325	(15.1)	(54.9)
90 days or more past due loans	8,689	12,582	9,227	(30.9)	(5.8)
Total non-performing loans	93,223	112,161	196,552	(16.9)	(52.6)
Troubled debt restructurings (still accruing interest)	6,867	6,391	17,864	7.4	(61.6)
OREO	39,953	36,487	33,975	9.5	17.6
Total non-performing assets	$140,043	$155,039	$248,391	(9.7)	(43.6)
30-89 days past due loans	$22,666	$20,088	$27,495	12.8	(17.6)
Allowance for credit losses	$90,750	$95,548	$120,973	(5.0)	(25.0)

Non-accrual loans to total loans	1.63%	1.91%	3.68%
Non-performing loans to total loans	1.80%	2.15%	3.86%
Non-performing assets to loans plus OREO	2.68%	2.95%	4.85%
Allowance for credit losses to loans	1.75%	1.83%	2.38%
Allowance for credit losses to non-accrual loans	107%	96%	65%
Allowance for credit losses, including covered loans	$102,812	$104,995	$121,962	(2.1)	(15.7)
Allowance for credit losses to loans, including covered loans	1.91%	1.93%	2.28%

(1)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

Non-performing assets, excluding covered loans and covered OREO, were $140.0 million at December 31, 2012, decreasing $15.0 million from September 30, 2012 and $108.3 million from December 31, 2011.

Charge-Off Data

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2012	% of Total	September 30, 2012	% of Total	December 31, 2011	% of Total
Net loan charge-offs (1):
Commercial and industrial	$1,778	28.4	$41,781	33.4	$8,910	32.3
Agricultural	(177)	(2.8)	4,531	3.6	484	1.8
Office, retail, and industrial	95	1.5	29,368	23.5	3,779	13.7
Multi-family	9	0.1	2,755	2.2	4,803	17.4
Residential construction	134	2.1	9,242	7.4	2,498	9.1
Commercial construction	100	1.6	11,037	8.8	1,673	6.1
Other commercial real estate	1,786	28.5	23,452	18.7	3,002	10.9
Consumer	2,536	40.6	2,920	2.4	2,395	8.7
Total net loan charge-offs, excluding covered loans	6,261	100.0	125,086	100.0	27,544	100.0
Net covered loan charge-offs (1)	1,465		442		3,687
Total net loan charge-offs	$7,726		$125,528		$31,231
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.48%		9.29%		2.15%
Year-to-date	3.32%		4.26%		1.84%

(1)	Amounts represent charge-offs, net of recoveries.

Net loan charge-offs for the fourth quarter of 2012 were $7.7 million, down $117.8 million, or 93.8%, from the third quarter of 2012 and $23.5 million, or 75.3%, from December 31, 2011. The higher level of charge-offs in the third quarter of 2012 resulted from accelerated credit remediation actions taken by management for select credits.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011	Regulatory Minimum For “Well- Capitalized”		Excess Over Required Minimums at December 31, 2012
Regulatory capital ratios:
Total capital to risk-weighted assets	11.90%	11.65%	13.68%	10.00%		19%		$120,412
Tier 1 capital to risk-weighted assets	10.28%	9.92%	11.61%	6.00%		71%		$271,569
Tier 1 leverage to average assets	8.40%	8.13%	9.28%	5.00%		68%		$264,032
Tier 1 common capital to risk-weighted assets (1)	9.33%	8.93%	10.26%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity ratios (3):
Tangible common equity to tangible assets	8.44%	8.26%	8.83%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.64%	8.38%	9.00%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity to risk- weighted assets	10.39%	10.12%	10.88%	N/A	(2)	N/A	(2)	N/A	(2)
Non-performing assets to tangible common equity and allowance for credit losses	18.36%	20.50%	31.01%	N/A	(2)	N/A	(2)	N/A	(2)

(1)	Excludes the impact of trust-preferred securities.
(2)	Ratio is not subject to formal Federal Reserve regulatory guidance.
(3)

Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets, net of related deferred tax liabilities. Return on TCE measures the Company’s earnings as a percentage of TCE. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s regulatory capital ratios increased compared to the third quarter of 2012 due to increased earnings, which more than offset the impact of the repurchase and retirement of $16.3 million of junior subordinated debentures and subordinated notes.

As of December 31, 2012, the Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized.” The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 95 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by the Chicago Tribune as one of Chicago’s Top Workplaces for the third consecutive year by being named a National Standard Top Workplace. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, January 23, 2013 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10022875 beginning one hour after completion of the live call until 9:00 A.M. (ET) on January 31, 2013. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$149,420	$124,447	$123,354
Interest-bearing deposits in other banks	566,846	393,927	518,176
Trading securities, at fair value	14,162	15,512	14,469
Securities available-for-sale, at fair value	1,082,403	1,191,582	1,013,006
Securities held-to-maturity, at amortized cost	34,295	41,944	60,458
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	47,232	47,232	58,187
Loans held-for-sale	—	90,011	4,200
Loans, excluding covered loans	5,189,676	5,218,345	5,088,113
Covered loans	197,894	216,610	260,502
Allowance for loan and covered loan losses	(99,446)	(102,445)	(119,462)

Net loans	5,288,124	5,332,510	5,229,153
OREO, excluding covered OREO	39,953	36,487	33,975
Covered OREO	13,123	8,729	23,455
FDIC indemnification asset	37,051	47,191	65,609
Premises, furniture, and equipment	121,596	132,005	134,977
Investment in BOLI	206,405	206,043	206,235
Goodwill and other intangible assets	281,059	281,914	283,650
Accrued interest receivable and other assets	218,170	217,642	204,690

Total assets	$8,099,839	$8,167,176	$7,973,594

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$5,272,307	$5,253,658	$4,820,058
Time deposits	1,399,948	1,495,397	1,659,117

Total deposits	6,672,255	6,749,055	6,479,175
Borrowed funds	185,984	183,691	205,371
Senior and subordinated debt	214,779	231,171	252,153
Accrued interest payable and other liabilities	85,928	69,824	74,308

Total liabilities	7,158,946	7,233,741	7,011,007
Common stock	858	858	858
Additional paid-in capital	418,318	417,245	428,001
Retained earnings	786,453	773,976	810,487
Accumulated other comprehensive loss, net of tax	(15,660)	(9,248)	(13,276)
Treasury stock, at cost	(249,076)	(249,396)	(263,483)

Total stockholders’ equity	940,893	933,435	962,587

Total liabilities and stockholders’ equity	$8,099,839	$8,167,176	$7,973,594

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended			Years Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest Income
Loans	$61,596	$63,672	$62,774	$248,752	$252,865
Investment securities	7,517	8,058	8,313	32,923	36,659
Covered loans	3,975	3,223	6,787	15,873	28,904
Federal funds sold and other short-term investments	1,111	631	883	3,021	3,083
Total interest income	74,199	75,584	78,757	300,569	321,511
Interest Expense
Deposits	3,735	4,126	5,962	18,052	27,256
Borrowed funds	497	507	670	2,009	2,743
Senior and subordinated debt	3,445	3,691	3,047	14,840	9,892
Total interest expense	7,677	8,324	9,679	34,901	39,891
Net interest income	66,522	67,260	69,078	265,668	281,620
Provision for loan and covered loan losses	5,593	111,791	21,902	158,052	80,582
Net interest income after provision for loan and covered loan losses	60,929	(44,531)	47,176	107,616	201,038
Noninterest Income
Service charges on deposit accounts	9,689	9,502	9,957	36,699	37,879
Wealth management fees	5,590	5,415	5,052	21,791	20,324
Other service charges, commissions, and fees	6,177	4,187	3,877	17,981	16,386
Card-based fees	5,274	5,246	4,971	20,852	19,593
Total fee-based revenues	26,730	24,350	23,857	97,323	94,182
Net securities gains (losses)	88	(217)	(110)	(921)	2,410
Gain on bulk loan sales	5,153	—	—	5,153	—
Gains on acquisitions	—	3,289	1,076	3,289	1,076
Net trading gains (losses)	116	685	919	1,627	(691)
Other	1	1,027	893	3,477	4,960
Total noninterest income	32,088	29,134	26,635	109,948	101,937
Noninterest Expense
Salaries and employee benefits	34,028	33,111	35,220	130,755	128,774
Net OREO expense	1,325	3,208	2,965	10,521	16,293
Net occupancy and equipment expense	8,747	8,108	7,681	32,699	32,953
Professional services	10,415	6,665	8,026	29,614	26,356
Technology and related costs	3,231	2,906	2,876	11,846	10,905
FDIC premiums	1,763	1,785	1,758	6,926	7,990
Accelerated amortization of FDIC indemnification asset	2,705	4,000	—	6,705	—
Other	11,393	10,340	8,065	38,434	38,633
Total noninterest expense	73,607	70,123	66,591	267,500	261,904
Income (loss) before income tax expense	19,410	(85,520)	7,220	(49,936)	41,071
Income tax expense (benefit)	6,194	(36,993)	296	(28,882)	4,508
Net income (loss)	13,216	(48,527)	6,924	(21,054)	36,563
Preferred dividends	—	—	(3,027)	—	(10,776)
Net (income) loss applicable to non-vested restricted shares	(194)	715	(20)	306	(350)
Net income (loss) applicable to common shares	$13,022	$(47,812)	$3,877	$(20,748)	$25,437
Diluted earnings (loss) per common share	$0.18	$(0.65)	$0.05	$(0.28)	$0.35
Dividends declared per common share	$0.01	$0.01	$0.01	$0.04	$0.04
Weighted average diluted common shares outstanding	73,758	73,742	73,382	73,666	73,289